Exhibit 99.3
Triumph Group, Inc. Unaudited Pro Forma Condensed Financial Information
As previously disclosed, Triumph Group, Inc. (the "Company") has completed a number of divestiture transactions during the fiscal year ended March 31, 2019, including the following (collectively, the "fiscal 2019 divestitures"):

•
In July 2018 and August 2018, respectively, the Company sold all of the shares of Triumph Structures - East Texas, Inc., as well as all of the shares of Triumph Structures - Los Angeles, Inc., and Triumph Processing, Inc. The results of these operations were included in Aerospace Structures through the respective dates of divestiture.

•	In January 2019, the Company completed the sale of the repair part line ("RPL") of Triumph Aviation Services - Asia, Ltd. The results of RPL are included in Product Support.

•
On February 6, 2019, the Company completed the transition of responsibility for the Global 7500 wing manufacturing operations and assets ("Global 7500 Program") to Bombardier. The results of Global 7500 Program are included in Aerospace Structures.

•
In March 2019, the Company sold all of the shares of (i) Triumph Fabrications - San Diego, Inc. and Triumph Fabrications - Ft. Worth, Inc. (together, "Fabrications"), (ii) Triumph Structures – Kansas City, Inc., Triumph Structures – Wichita, Inc., Triumph Gear Systems – Toronto, ULC and Triumph Northwest (The Triumph Group Operations, Inc.) (together, "Machining"), and Triumph Aviation Services - NAAS Division, Inc. ("NAAS"). The results of Machining and Fabrications are included in Aerospace Structures and the results of NAAS are included in Product Support.

The unaudited pro forma condensed statement of comprehensive loss for the fiscal year ended March 31, 2019, assumes that the completed transition of the Global 7500 Program, as well as the combined effect of the fiscal 2019 divestitures, took place on April 1, 2018. Triumph's unaudited condensed consolidated statement of comprehensive loss for the fiscal year ended March 31, 2019, has been adjusted to remove the financial results of the Global 7500 program, as well as the combined fiscal 2019 divestitures.
The unaudited consolidated financial information of the Company has been adjusted in the unaudited pro forma condensed financial statements to give effect to pro forma events that are (1) directly attributable to the completed divestitures and transition, (2) factually supportable, and (3) with respect to the statements of comprehensive loss, expected to have a continuing impact on the results of the Company. The unaudited condensed financial information was based on and should be read in conjunction with the unaudited consolidated financial statements, which are included in Exhibit 99.1 to our Current Report on Form 8-K as filed May 8, 2019.
The unaudited pro forma condensed financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the Company's financial position or results of operations actually would have been had the above divestitures been completed as of the dates indicated. In addition, the unaudited pro forma condensed financial information does not purport to project the future financial position or operating results of the Company.
The unaudited pro forma condensed financial information has been prepared using the divestiture method of accounting under existing U.S. generally accepted accounting principles, which are subject to change and interpretation. The completed divestitures and transition are dependent upon final working capital balances and certain customary conditions to close and our accounting has yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed financial information. Differences between these preliminary estimates (for example, final working capital values) and these differences could have a material impact on the accompanying unaudited pro forma condensed financial statements and the Company's future results of operations and financial position.

	Triumph Group, Inc.
	Unaudited Pro Forma Condensed Statement of Comprehensive Loss
	For the Fiscal Year Ended March 31, 2019
(amounts in millions, except per share data)	As Reported	Global 7500		Fiscal 2019 divestitures		Pro Forma
Net sales	$3,364.9	$(250.7)	(1)	$(309.2)	(2)	$2,805.0
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	2,924.9	(311.9)	(1)	(275.4)	(2)	2,337.6
Adoption of ASU 2017-07	87.2	(17.7)	(1)	—		69.5
Other operating expenses	477.6	—		(25.8)	(2)	451.8
Depreciation and amortization	149.9	—		(19.3)	(2)	130.6
	3,639.7	(329.7)		(320.5)		2,989.4

Operating loss	(274.7)	78.9		11.4		(184.4)
Pension/OPEB income	(62.1)	—		—		(62.1)
Interest expense and other	114.6	—		—		114.6
Loss from continuing operations before income taxes	(327.2)	78.9		11.4		(236.9)
Income tax benefit	(5.4)	—		—		(5.4)
Net loss	$(321.8)	$78.9		11.4		(231.5)
Other comprehensive loss:
Foreign currency translation adjustment	10.5	—		—		10.5
Total defined benefit pension plans and other postretirement benefits, net of taxes	(128.1)	—		—		(128.1)
Cash flow hedges:
Net unrealized gain (loss) on cash flow hedges, net of tax	(1.3)	—		—		(1.3)
Total other comprehensive loss	(118.8)	—		—		(118.8)

Total comprehensive loss	$(440.6)	$78.9		11.4		(350.3)

Net loss per share - basic & diluted	$(6.47)					$(4.66)

Weighted average shares outstanding - basic & diluted	49.7					49.7
Differences due to rounding.

Triumph Group, Inc.
Notes to the Unaudited Pro Forma Condensed Financial Information
for the Fiscal Year Ended March 31, 2019

(1)    These adjustments reflect the elimination of the net sales and cost of sales associated with the transition of the Global 7500 Program.

(2)    These adjustments reflect the elimination of the net sales and operating expenses associated with the completed divestitures of the fiscal 2019 divestitures.

General Notes:

Adjustments for interest expense were considered, but not presented. If the combined proceeds from the fiscal 2019 divestitures of approximately $247.0 million were received on April 1, 2018, our interest expense would have been lower than our reported interest expense.

Adjustments for income tax expense (benefit) were also considered, but not presented. Due to the losses on both our reported and pro forma basis and the Company having a full valuation allowance, it is not likely that our income tax provision would have been materially different.